Exhibit 23.2
DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

August 4, 2022

Denbury Inc.
5851 Legacy Circle
Plano, Texas 75024

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton and to the references made to DeGolyer and MacNaughton in the Form S-8 Registration Statement of Denbury Inc. (with respect to the Denbury Inc. Employee Stock Purchase Plan), to be filed with the United States Securities and Exchange Commission on or about August 4, 2022, and in the Denbury Inc. Annual Report on Form 10-K for the year ended December 31, 2021, to the incorporation by reference of our report of third party dated February 3, 2022, regarding the estimated proved reserves of Denbury Inc., and to the inclusion of information taken from our reports entitled “Report as of December 31, 2021 on Reserves and Revenue of Certain Properties with interests attributable to Denbury Inc.,” “Report as of December 31, 2020 on Reserves and Revenue of Certain Properties with interests attributable to Denbury Inc.,” and “Report as of December 31, 2019 on Reserves and Revenue of Certain Properties with interests attributable to Denbury Resources Inc.”

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGolyer and MacNaughton
Texas Registered Engineering Firm-716